Translation of NPCC Project Investment Contract

Party A: Zibo Hi-Tech Industry Development Zone Administration Committee
Party B: Faith Bloom Limited

I.	Party B shall invest to build NPCC project (“the project”) within the administrative area of Zibo Hi-Tech Development Zone. The construction and operation of this project is welcomed by Party A.
II.	Party B plans to build a NPCC project with planned production capacity of 1 million tons per year. Phase I is 60,000 tons per year, and is planned to put into production in August 2009.
III.	The registered capital for the project company is $56 million (paid in installment).
IV.	The following conditions must be guaranteed before the starting of this project:
1.	Party A have irrevocably granted Party with 350 Mu industrial land for Party B to build Phase I of its project;
2.	Party A ensures that there are qualified limestone quarry with reserves no less than 150 million.
3.
Party A ensures that Party B is able to obtain the exploration rights on the qualified limestone quarry within twelve months after signing this contract through the way of granting or transfer at the lowest cost.

In case Party A fails to satisfy Party B the above mentioned one or more premises, Party B reserves the right to cancel this investment contract and do not bear any obligation.
V.	Land location, area and use life
The land for Phase I is located at the New Material Manufacturing Base of Zibo Hi-Tech Industrial Park, with a total area of 350 Mu and the transferring life is 50 years. Other reserved industry land is 2500 Mu located to the west of Weihu Road and south to Jiqing Highway.
The land granted for Employees’ apartment is 80 Mu, with a transferring period of 70 years.
VI.	Utilities
1.	Party A should provide all the utilities, such as the power, water, gas and steam supply, rain and drainage outlet, communication, cables and internet network.
2.	Coordinate to meet Party B’s requirement for railway transportation.
3.	Party A shall meet Party A’s demand for industrial water and electricity at a price of ￥3.385 per ton and ￥0.5435 per Kwh.
VII Scale of Construction
The scale of this project is 1 million MT per year. Party B shall plan, design and apply for additional land based on the project progressing.
VII Cost of land and payment terms

Party B shall obtain the land through the tenders, auction and publication process. The land transfer cost will be according to the actual auction price.
Party B should follow the following procedures to make the payment:
1.
Regarding the 350 Mu industrial land for Phase I, Party B should follow the national regulations on tenders, auction and publication and pay for the certain deposit first. After obtaining the land using right, Party B shall sign the land transfer contract and pay off all the premiums based on the land transfer contract.

2.
Regarding the reserved 2500 Mu industrial land (Party B must achieve the national regulations on the investment intensity; if the policies on state owned land using changes, the two parties shall renegotiate on the time and location), Party B will also follow the tenders, auction and publication process based on the progressing of Phase I. Payment terms is same as above.

3.	Regarding the 80 Mu land for employee apartment, the payment and transfer process is same as above. The two parties shall discuss specific land transfer plan separately.

VII.	Delivery of certificate and land
After Party B signed the land transfer contract and paid off all the premiums, Party A shall assist Party B to obtain the State Owned Land Using Right Certificate on behalf of the project company in 60 days since the paying off of the land premiums.
Party A should deliver the project land granted by the Landing Using Right Certificate immediately after obtaining the above certificate.

Dated: June 19, 2008

/s/Authorized Representative
Party A: Zibo Hi-Tech Industry Development Zone Administration Committee

/s/ Authorized Representative
Party B: Faith Bloom Limited